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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Salomon Brothers Strategic Fixed Income Fund Inc

Address of Principal Business Office (No. & Street, City, State, Zip Code): 300 First Stamford Place, Stamford, Connecticut 06902

Telephone Number (including area code): (800) 725-6666

Name and address of agent for service of process: Christina T. Sydor, Salomon Smith Barney Inc., 300 First Stamford Place, Stamford, CT 06902

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:YES [X] NO [_]

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                                    SIGNATURE

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 13th day of May, 2003.

[SEAL]

                                Salomon Brothers Strategic Fixed Income Fund Inc
                                ------------------------------------------------
                                   (Name of Registrant)


                                        By: /s/ R. Jay Gerken
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                                            Chairman and Chief Executive Officer


Attest: /s/ Lewis E. Daidone
        ----------------------
        Treasurer